EXHIBIT C



                     COMPLIANCE CERTIFICATE


      The  undersigned  hereby certifies that  he  is  the  Chief
Financial Officer of FOREST OIL CORPORATION, a New York corporation (the "Borrower"), and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Loan Agreement dated December 28, 1993 (together with all amendments or supplements thereto being the "Loan Agreement") between the Borrower and Joint Energy Development
Investments Limited Partnership (the "Lender"), the undersigned further certifies, represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Loan Agreement unless otherwise specified):

           (a) The representations and warranties of the Borrower contained in the Loan Agreement or otherwise made in writing by or on behalf of the Borrower pursuant to the Loan Agreement were true and correct in all material respects when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof.

           (b) The Borrower has performed and complied with all agreements and conditions contained in the Loan
     Agreement required to be performed or complied with by it prior to or at the time of delivery hereof.

          (c) There exists, and, after giving effect to the Loan or Loans with respect to which this certificate is being delivered, will exist, no Default under the Loan
     Agreement.

     EXECUTED AND DELIVERED this 30th day of December, 1993.

                                   FOREST OIL CORPORATION

                                   By: __________________________
                                   Name:  David H. Keyte
                                   Title: Vice-President and
                                          Chief Accounting Officer